Exhibit 99.1

Volcon ePowersports Reports Annual 2022 Operational and Financial Results

AUSTIN, TX (March 6, 2023) - Volcon Inc. (NASDAQ: VLCN) (“Volcon'' or the “Company”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for fiscal year 2022.

Company Highlights:

•	Through December 31, 2022 signed 151 dealers
•	Delivered the first 2023 Volcon Brats to customers in December 2022
•	Have taken pre-orders for the Stag of more than $116 million if all orders are fulfilled[1]
•	Taken delivery of our first three Stag validation units in early 2023 that include our custom suspension parts in addition to the GM propulsion components
•	Grunt EVO and Runt launch expected in the second quarter of 2023

We signed 7 new dealers in the fourth quarter of 2022. Jordan Davis, CEO notes “In the fourth quarter of 2022, we purposely slowed signing of powersports dealers as we expected product shortages as we transitioned the manufacturing of the Grunt to a third party manufacturer and dealt with the shortage of certain parts due to supply chain delays. In February 2023 we hired two new regional sales managers who will cover the Northeast and Southwest US, including California, where we already have dealers who have expressed an interest in carrying the Volcon product line up. We have also hired a regional sales manager to build our dealer network in Canada. We expect to have over 250 dealers in the US and Canada signed by the end of 2023. Pre-orders and interest for the Stag from dealers and consumers continue to be strong. As of the date of our third quarter earnings release we had received pre-orders exceeding our initial planned production volume for 2023 and we continued to take waitlist orders from interested dealers and end users alike during the fourth quarter of 20221.

We launched the Volcon Brat, the Company’s first E-Bike in September 2022, and began taking pre-orders during the third quarter of 2022. We began shipping the Brat to customers in December 2022 and we recognized revenue of approximately $500,000 in the fourth quarter of 2022. In February 2023, we began selling Brats on a direct-to-consumer basis in the US. Customers can purchase a Brat from our website and have it delivered to a location specified by the customer. Davis notes “the launch of the Brat provides Volcon with an entry into the very popular E-Bike product category and it’s another way to connect with consumers who are interested in electric vehicle options.”

The Stag’s development has progressed significantly during the fourth quarter of 2022 and into early 2023. In early 2023, Volcon took delivery of the first three Stag validation units that include the Volcon designed suspension, GM propulsion components, as well as Elka shocks. Christian Okonsky, Chief Technology Officer notes “although there is still significant design and validation work to be completed, these advanced validation units have met our expectations for design and engineering and we expect to see continued improvement as we field additional iterations.” Delivery of the Stag is expected to begin late in the second quarter of 2023.

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[1] Pre-orders are cancellable until they are fulfilled.

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In 2023, we received the first prototypes of the Grunt EVO, the replacement for the Grunt, which includes replacing the chain drive with a Gates belt drive, an improved rear suspension and ergonomically improved seat, as well as modifications to styling. The Grunt EVO will also be available in three colors. In 2023 we also received the first prototypes of the Runt, a smaller version of the Grunt for smaller statured riders. The Runt has a hub motor rather than a chain or belt drive and will also be available in two colors. Davis comments “we have taken feedback from customers on the Grunt and improved the product with the new features included in the Grunt EVO. We are also excited to finally bring the Runt to market as there has been interest in this product since we first announced we would design and build it in 2020. While we abhor delays, it was in the best interest of the company and shareholders to redesign the bike and explore more profitable choices for manufacturing and component sourcing.” We expect both the Grunt EVO and Runt to be available for sale in the second quarter of 2023.

Financial highlights:

	3 Months Ended			Year Ended
GAAP	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Revenue	$751,621	$242,710	$373,752	$4,546,686	$448,819
Cost of goods sold	(1,862,949)	(2,012,829)	(9,330,763)	(13,412,820)	(10,507,454)
Gross Margin	(1,111,328)	(1,770,119)	(8,957,011)	(8,866,134)	(10,058,635)

Sales & Marketing	1,751,729	1,282,014	934,875	5,694,556	2,872,620
Product Development	1,680,389	2,177,347	2,869,605	8,456,157	10,465,186
General & Administrative	1,637,176	2,085,211	1,149,372	9,046,778	15,783,409
Total Operating Expenses	5,069,294	5,544,572	4,953,852	23,197,491	29,121,215

Loss from Operations	(6,180,622)	(7,314,691)	(13,910,863)	(32,063,625)	(39,179,850)

Other Income (Expense)	(1,616,791)	(584,493)	(868,407)	(2,171,780)	(945,260)

Net loss	$(7,797,413)	$(7,899,184)	$(14,779,270)	$(34,235,405)	$(40,125,110)

•	Revenue: The Company’s revenue for the fourth quarter of 2022 was $0.8 million, an increase of $0.5 million over the third quarter 2022, and an increase of $0.4 million over the revenue for the fourth quarter of 2021. The increase over the third quarter of 2022 was partially due to promotional rebates provided to dealers and distributors in the third quarter of 2022 on inventory held by them as of August 1, 2022 resulting in $0.8 million being recorded to reduce revenue. Total Grunt unit sales were lower in the fourth quarter of 2022 compared to the third quarter of 2022 due to supply chain impacts, moving of Grunt manufacturing to a third party, and the intentional winding down of production and delivery of the Grunt to prepare for the launch of the Grunt EVO. Lower Grunt sales were offset by sales of the Brat in the fourth quarter of 2022.

The Company’s revenue for fiscal 2022 was $4.6 million compared to $0.4 million for fiscal 2021. In fiscal 2021 the Company had just begun selling the Grunt in September 2021.

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•	Net loss: The Company’s net loss was $7.8 million for the fourth quarter of 2022, compared to a net loss of $7.9 million for the third quarter of 2022 and $14.8 million for the fourth quarter of 2021.

Net loss for fiscal year 2022 was $34.2 million compared to $40.1 million for fiscal 2021. Fiscal 2021 includes stock based compensation expense of $13.0 million related to warrants issued to entities controlled by the Company’s founders.

•	Adjusted EBITDA: The Company’s adjusted EBITDA for the fourth quarter of 2022 was a loss of $5.4 million compared to a loss of $6.6 million for the third quarter of 2022 and a loss of $13.5 million for the fourth quarter of 2021.

Adjusted EBITDA for fiscal 2022 was a loss of $28.0 million compared to a loss of $24.3 million for fiscal 2021. Adjusted EBITDA is a non-GAAP financial measure, which we reconcile below and define as net loss before interest, taxes, depreciation and amortization, loss on repayment of promissory notes and share based compensation expenses (see reconciliation below).

For the latest company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric powersports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits, but also because of their near silent operation, which allows for a more immersive outdoor experience.

Volcon's 2023 vehicle roadmap includes both motorcycles and UTVs hitting the market in North America. Its first product, the innovative Grunt, has been shipping to customers since late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Runt, which is a fun-sized version of the groundbreaking Grunt, is better suited for small statured riders, more compact properties and trails, or as a pit bike at race events, while still delivering robust off-road capabilities. The Brat is Volcon’s first foray into the wildly popular eBike market for both on road and off-road riding and is currently being delivered to dealers across North America. Volcon is also launching and currently delivering the Volcon youth line of dirt bikes for younger riders between the ages of 4 to 11. Volcon recently announced the planned launch of the Stag and entered the rapidly expanding UTV market with a major announcement that all Volcon four wheeled vehicles will be powered by General Motors’ proven and tested electric propulsion systems, starting with the Stag. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

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NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

The following table reconciles net loss to adjusted EBITDA for the three months ended December 31, 2022 and 2021 and September 30, 2021, and for the years ended December 31, 2022 and 2021:

Adjusted EBITDA	3 Months Ended			Year Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net loss	$(7,797,414)	$(7,899,184)	$(14,779,269)	$(34,235,405)	$(40,125,109)
Share-based compensation expense	616,870	442,270	371,062	3,259,009	14,627,382
Depreciation and amortization expense	188,710	267,360	83,854	762,826	218,411
Interest expense	1,631,756	618,307	23,717	2,259,545	91,238
Loss on repayment of promissory notes			841,330		841,330
Adjusted EBITDA	$(5,360,078)	$(6,571,247)	$(13,459,306)	$(27,954,025)	$(24,346,748)

Forward-Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the pre-orders for the Stag are fulfilled, the launch date of the Grunt EVO, Runt and Stag, and the ability of the Company to continue to sign new dealers during 2023. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

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